EXHIBIT 10.5

OMNIBUS AGREEMENT

among

[McCOWN DE LEEUW — Entities to be identified]

CFSI LLC,

STONEMOR PARTNERS L.P.,

STONEMOR GP LLC

and

STONEMOR OPERATING LLC

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

Section 1.1	Definitions	1

ARTICLE II

NONCOMPETITION

Section 2.1	Restricted Businesses	4
Section 2.2	Scope of Restricted Business Prohibition	4
Section 2.3	Enforcement	4

ARTICLE III

INDEMNIFICATION

ARTICLE IV

MISCELLANEOUS

i

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT (this “Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein) by and among [McCown De Leeuw entities to be identified] (collectively, the “MDC Group”), CFSI LLC, a Delaware limited liability company (“CFSI LLC”), StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), StoneMor GP LLC, a Delaware limited liability company (the “General Partner”), for itself and on behalf of the Partnership in its capacity as general partner of the Partnership, and StoneMor Operating LLC, a Delaware limited liability company (the “Operating Company”).

PRELIMINARY STATEMENTS

1. The parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain noncompetition obligations on the part of the MDC Entities (as defined herein).

2. The parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to certain indemnification obligations of the parties to each other.

AGREEMENT

In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the respective meanings set forth below or elsewhere in this Agreement, as the case may be:

“Actual Aggregate Income Tax Due” means the aggregate amount of federal, state and local income Tax the Partnership Entities must pay in any taxable year.

“Affiliate” shall have the meaning ascribed to such term in the Partnership Agreement.

“Agreement” means this Omnibus Agreement, as amended, modified or supplemented from time to time in accordance with the terms hereof.

“Assignee” shall have the meaning ascribed to such term in the Partnership Agreement.

“Closing Date” shall have the meaning ascribed to such term in the Partnership Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” shall have the meaning ascribed to such term in the Partnership Agreement.

“Conflicts Committee” shall have the meaning ascribed to such term in the Partnership Agreement.

“Contribution Agreement” shall have the meaning ascribed to such term in the Partnership Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Conveyed Assets” shall have the meaning ascribed to such term in the Contribution Agreement.

“CPA Mediator” means Deloitte & Touche, L.L.P., or if Deloitte & Touche L.L.P. shall decline to accept such engagement, to another internationally recognized firm of independent public accountants selected jointly by the Indemnified Party and the Indemnifying Party.

“Formation Taxes” means those income Taxes due and owing by the Predecessor Companies as a result of the Formation Transactions.

“Formation Transactions” means those transactions contemplated by and described in the Contribution Agreement, including those transactions described in the recitals to the Contribution Agreement.

“Governmental Authority” means (i) the United States of America, (ii) any state, commonwealth, county, municipality or other governmental subdivision within the United States of America, (iii) any court or any governmental department, commission, board, bureau, agency or other instrumentality of the United States of America, or of any state, commonwealth, county, municipality or other governmental subdivision within the United States of America, and (iv) any arbitration tribunal having jurisdiction over any member of the MDC Entities or any of the Partnership Entities.

“IRS” means the Internal Revenue Service.

“Limited Partner” shall have the meaning ascribed to such term in the Partnership Agreement.

“Losses” means any losses, damages, liabilities, assessments, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney’s fees and expert’s fees) of any and every kind or character.

“MDC Entities” means each member of the MDC Group, Cornerstone Family Services LLC, a Delaware limited liability company, CFSI LLC and their respective direct and indirect Subsidiaries, other than the Partnership Entities.

“MDC Entity” means any of the MDC Entities.

“NOL Carryover Period” means the NOL carryover period allowed under Section 172 of the Code.

“NOL Carryovers” mean the amount of federal NOL carryovers (and the state and local equivalent thereof) shown for 2004 on the line entitled “Beginning Balance” on the page entitled “Summary of Estimated Income Taxes for the Taxable Subsidiaries (PA Consolidation Only)” on page 182 of 218 in the Partnership Tax Model as being available as of the Closing Date for use by the Partnership Entities as a reduction of taxable income in future taxable periods of the Partnership Entities.

“NOL Limitation Event” means an entry of a final, nonappealable judgment or decree by a court or the execution of a final and binding settlement agreement with any Governmental Authority that results in an increase in Formation Taxes from the Formation Taxes shown as due and owing on the line entitled “Total Estimated Federal and State Income Tax” on the page entitled “Summary of Estimated Tax Liability on the Formation of the MLP” on page 14 of 218 in the Partnership Tax Model and has the effect of reducing or eliminating the NOL Carryovers otherwise available to the Partnership Entities on the Closing Date.

“NOLs” means net operating losses as defined in Section 172 of the Code.

“Notional Aggregate Income Tax Due” means the Actual Aggregate Income Tax Due if no NOL Limitation Event were to have occurred.

“Partnership Agreement” means the First Amended and Restated Agreement of Partnership of the Partnership, dated as of the Closing Date, as such agreement is amended, modified or supplemented from time to time.

“Partnership Entities” means the General Partner and each member of the Partnership Group.

“Partnership Entity” means any of the Partnership Entities.

“Partnership Group” means the Partnership and any of its Subsidiaries.

“Partnership Tax Model” means the model prepared for the Predecessor Companies and the Partnership Entities by Deloitte & Touche LLP and attached hereto as Exhibit A.

“Partnership Tax Model Projected Income Tax Due” means the amounts shown for 2004 through 2008 on the line entitled “Estimated Federal & State Income Tax After NOL” on the page entitled “Summary of Estimated Income Taxes for the Taxable Subsidiaries (Full Consolidation)” on page 196 of 218 in the Partnership Tax Model.

“Partnership Tax Model Revised Projected Income Tax Due” means the amounts that would be shown for 2004 through 2008 on the line entitled “Estimated Federal & State Income Tax After NOL” on the page entitled “Summary of Estimated Income Taxes for the Taxable Subsidiaries (Full Consolidation)” on page 196 of 218 in the Partnership Tax Model assuming the NOL Carryovers otherwise available to the Partnership Entities on the Closing Date are reduced or eliminated by an amount equal to the amount such NOL Carryovers are reduced or eliminated pursuant to an NOL Limitation Event.

“Person” shall have the meaning ascribed to such term in the Partnership Agreement.

“Predecessor Companies” means CFSI LLC and its predecessors and any controlled Affiliate of the foregoing.

“Subsidiary” shall have the meaning ascribed to such term in the Partnership Agreement.

“Tax” or “Taxes” means any taxes, assessments, fees and other governmental charges imposed by any Governmental Authority, including without limitation income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means the regulations of the U.S. Department of Treasury promulgated pursuant to the Code.

ARTICLE II

NONCOMPETITION

Section 2.1 Restricted Businesses. For as long as the general partner of the Partnership is an Affiliate of the MDC Entities (it being acknowledged and agreed that the General Partner is an Affiliate of the MDC Entities as of the date hereof), each of the MDC Entities shall be prohibited from engaging (whether directly or through the acquisition of or investment in equity or debt interests in any Person) in the business of owning or operating cemeteries or funeral homes, or selling cemetery or funeral home products or services, in any state or territory of the United States (other than the ownership or operation on behalf of a member of the Partnership Group of any assets owned or operated by the Partnership Group).

Section 2.2 Scope of Restricted Business Prohibition. Except as provided in Section 2.1, each MDC Entity shall be free to engage (whether directly or through the acquisition of or investment in equity or debt interests in any Person) in any business activity whatsoever, including those that may be in direct competition with any of the Partnership Entities.

Section 2.3 Enforcement. Each MDC Entity acknowledges and agrees that the Partnership Entities do not have an adequate remedy at law for the breach by the MDC Entity of the covenants or agreements set forth in this Article II, and that any breach by any MDC Entity of the covenants or agreements set forth in this Article II would result in irreparable injury to the

Partnership Entities. Each MDC Entity further acknowledges and agrees that any Partnership Entity may, in addition to the other remedies that may be available to the Partnership Entities, file a suit in equity to enjoin any MDC Entity from such breach, and each MDC Entity consents to the issuance of injunctive relief under this Agreement.

ARTICLE III

INDEMNIFICATION

Section 3.1 Indemnification by CFSI LLC for Successor Liability. Subject to the other provisions of this Article III, CFSI LLC shall indemnify, defend and hold harmless the Partnership Entities from and against any Losses suffered or incurred by reason of or arising out of or otherwise relating to liability for Formation Taxes, including, without limitation, liability for Taxes under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law) as a transferee or successor, by contract or otherwise, in excess of those Formation Taxes shown as due and owing on the line entitled “Total Estimated Federal and State Income Tax” on the page entitled “Summary of Estimated Tax Liability on the Formation of the MLP” on page 14 of 218 in the Partnership Tax Model; provided, however, that the Predecessor Companies shall be entitled to utilize an aggregate amount of NOLs with respect to Formation Taxes such that the remaining balance of NOLs available for use by the Partnership Group after Formation Taxes is at least equal to the NOL Carryovers. The indemnification obligation under this Section 3.1 shall continue until the expiration of the statute of limitations (including extension) relating to the filing by the Predecessor Companies of all Tax Returns relating to the Formation Transactions.

Section 3.2 Indemnification by CFSI LLC for an NOL Limitation Event.

(a) Upon the occurrence of an NOL Limitation Event, CFSI LLC or its successor shall indemnify, defend and hold harmless the Partnership Entities for any increases in federal, state and local income Tax liabilities of the Partnership Entities attributable to the reduction or elimination of NOL Carryovers otherwise available to the Partnership Entities on the Closing Date. The indemnification obligations under this Section 3.2 shall continue until the expiration of the statute of limitations (including extension) relating to the filing by the Predecessor Companies of all Tax Returns relating to the Formation Transactions.

(b) The indemnification obligations under this Section 3.2 shall be an amount equal to:

(i) The positive difference, if any, of (A) the Actual Aggregate Income Tax Due of the Partnership Entities and (B) the Notional Aggregate Income Tax Due of the Partnership Entities. The indemnification obligations under this Section 3.2(b)(i) shall be calculated, measured and applied for each taxable year of the Partnership Entities, including taxable years prior to, during and after the taxable year in which the NOL Limitation Event occurs, until the expiration of the NOL Carryover Period (measured from the earliest period affected by the NOL Limitation Event); or

(ii) At the option of CFSI LLC, CFSI LLC may make a one-time payment in satisfaction of its indemnification obligation under this Section 3.2 equal to the present value of the positive difference, if any, of (A) the Partnership Tax Model Projected Income Tax Due and (B) the Partnership Tax Model Revised Projected Income Tax Due assuming (X) the NOL Carryover would otherwise have been calculated, measured and applied in the manner, amount and time period as shown in the Partnership Tax Model and (Y) the amount of such positive difference, if any, is adjusted using a discount rate of [_]% per annum compounded [quarterly] from the last day of each calendar year 2004 through 2008 shown on the Partnership Tax Model to the Closing Date.

Section 3.3 Indemnification by the Partnership Entities. The Partnership Entities shall, jointly and severally, indemnify, defend and hold harmless the MDC Entities from and against all Losses suffered or incurred by the MDC Entities arising out of or relating to the Conveyed Assets, whether before, on or after the Closing Date, except with respect to matters for which the Partnership Entities are entitled to indemnification therefor under Section 3.1 and Section 3.2 (without regard to any limitations as to time).

Section 3.4 Indemnification Procedures.

(a) As used in this Section 3.4, the term “Indemnifying Party” refers to CFSI LLC, in the case of any indemnification obligation arising under Section 3.1 or Section 3.2, and to the Partnership Entities, in the case of any indemnification obligation arising under Section 3.3, and the term “Indemnified Party” refers to the Partnership Entities, in the case of any indemnification obligation arising under Section 3.1 or Section 3.2, and to the MDC Entities, in the case of any indemnification obligation arising under Section 3.3.

(b) The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under Section 3.1 or Section 3.3, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

(c) Under Section 3.2, the Indemnifying Party shall promptly notify the Indemnified Party upon the occurrence of any inquiry from or instigation of proceedings by a Governmental Authority that could reasonably be expected to lead to or result in an NOL Limitation Event. Thereafter, the Indemnifying Party agrees to keep the Indemnified Party informed as to the status of such inquiry or proceeding. Upon the occurrence of an NOL Limitation Event, the Indemnifying Party shall promptly provide notice thereof in writing to the Indemnified Party. The Indemnifying Party shall have (30) thirty days from the date of the occurrence of an NOL Limitation Event to deliver to the Indemnified Party its written notice to elect to make a one-time payment pursuant to Section 3.2(b)(ii) in satisfaction of its indemnification obligation under Section 3.2. The Indemnified Party shall then have (90) ninety days to deliver to the Indemnifying Party its good faith written notice of the amount to be indemnified against under Section 3.2(b)(ii) with respect to such taxable periods. If the Indemnifying Party does not elect to make a one-time payment pursuant to Section 3.2(b)(ii) and to the extent the indemnification obligation under Section 3.2 relates to taxable periods prior to the taxable period in which the NOL Limitation Event occurs, the Indemnified Party shall then have (90) ninety days to deliver to the Indemnifying Party its good faith written notice of the amount to be indemnified against under Section 3.2(b)(i) with respect to such prior taxable period. To the extent the indemnification obligation under Section 3.2 relates to taxable periods during or after the taxable period in which the NOL Limitation Event occurs, the Indemnified Party shall then have (120) one hundred twenty days after the end of each such taxable year to deliver to the Indemnifying Party its good faith written notice of the amount to be indemnified against under Section 3.2(b)(i) with respect to such taxable periods. Receipt of any such notices setting out the amounts to be indemnified against by the Indemnifying Party under Section 3.2(b)(i) or Section 3.2(b)(ii) shall be conclusive against the Indemnifying Party in all respects (20) twenty days after receipt by the Indemnifying Party of such notices and the Indemnifying Party shall promptly pay the Indemnified Party the amount to be indemnified against under Section 3.2(b)(i) or Section 3.2(b)(ii), unless within such period the Indemnifying Party sends the Indemnified Party a notice disputing the amount of such claim. Such notice of dispute shall describe the basis for such objection and the amount of the claim as to which the Indemnifying Party does not believe should be subject to indemnification. Upon receipt of any such notice of objection, both the Indemnified Party and the Indemnifying Party shall use all reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute with the next (30) thirty days. If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Party within such 30-day period, the matter shall be referred to the CPA Mediator. Within (30) thirty days after the date of such referral, the CPA Mediator shall render its decision with respect to the differences, and such decision shall be final and binding on the Indemnified Party and the Indemnifying Party.

(d) The Indemnifying Party shall have the right to control, at its sole cost and expense, all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification provisions under this Article III, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any Governmental Authority and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (which consent shall not be unreasonably withheld) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be.

(e) The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification provisions under this Article III, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 3.4. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

(f) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, (i) the gross amount of the indemnification will be reduced by (A) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (B) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons and (ii) the extent of the Losses suffered by the Indemnified Party with respect to claims under Section 3.1 shall be established by the entry of a final nonappealable judgment or decree by a court or the execution of a final and binding settlement agreement with any Governmental Authority having jurisdiction thereof.

(g) The date on which written notification of a claim for indemnification is received by the Indemnifying Party shall determine whether such claim is timely made within the limitations specified in Section 3.1. No claim for indemnification pursuant to Section 3.1 shall be brought or made unless, prior to thirty (30) days after the expiration of the applicable time period set forth in Section 3.1, the Indemnified Party shall have delivered to the Indemnifying Party a good faith written notice to the effect that the Indemnified Party has incurred Losses entitled to be indemnified against under Section 3.1, which notice specifies in reasonable detail the amount of such Losses and the nature and specific basis of such claim.

Section 3.5 Existence of CFSI LLC. CFSI LLC shall remain in existence until the later of (i) the expiration of the statute of limitations (including extension) relating to the filing by the Predecessor Companies of all Tax Returns relating to the Formation Transactions or (ii) the ultimate resolution of an inquiry from or instigation of proceedings by a Government Authority for which notice was required to be given by the Indemnifying Party pursuant to Section 3.4(c).

ARTICLE IV

MISCELLANEOUS

Section 4.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of [New York] [Pennsylvania], excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each party hereby submits to the jurisdiction of the state and federal courts in the State of [New York][Pennsylvania] and to venue in [New York, New York][Philadelphia, Pennsylvania].

Section 4.2 Notice. All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a party pursuant to this Agreement shall be sent to or made at the address set forth below, or at such other address as such party may stipulate to the other parties in the manner provided in this Section 4.2:

If to any MDC Entity, to:

c/o

Facsimile: ( ) -
Attention:

with a copy (which shall not constitute notice) to:

Facsimile: ( ) -
Attention:

and, if such MDC Entity is CFSI LLC, to:

c/o

Facsimile: ( ) -
Attention:

with a copy (which shall not constitute notice) to:

Facsimile: ( ) -
Attention:

Facsimile: ( ) -
Attention:

If to any Partnership Entity, to:

c/o StoneMor Partners L.P.
155 Rittenhouse Circle
Bristol, Pennsylvania 19007
Facsimile: (215) -
Attention:

with a copy (which shall not constitute notice) to:

Blank Rome LLP
One Logan Square
Philadelphia, Pennsylvania 19103
Facsimile: (215) -
Attention:

Section 4.3 Entire Agreement; Supersedure. This Agreement constitutes the entire agreement of the parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

Section 4.4 Effect of Waiver or Consent. No waiver or consent, express or implied, by any party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder until the applicable statute of limitations period has run.

Section 4.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the parties hereto; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that the General Partner determines will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

Section 4.6 Assignment. No party shall have the right to assign its rights or obligations under this Agreement without the consent of the other parties hereto. Any assignment in contravention of this Section shall be null and void and of no force and effect.

Section 4.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Section 4.8 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 4.9 Construction. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement, unless the context otherwise requires.

Section 4.10 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 4.11 No Rights of Limited Partners, Assignees, and Third Parties. The provisions of this Agreement are enforceable solely by the parties to this Agreement, and no Limited Partner, Assignee or other Person shall have the right, separate and apart from the parties hereto, to enforce any provision of this Agreement or to compel any party to this Agreement to comply with the terms of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement on, and effective as of, the Closing Date.

[Signature blocks for each McCOWN DE LEEUW entity]

CFSI LLC

By:
Name:
Title:

STONEMOR GP LLC

By:
Name:
Title:

STONEMOR PARTNERS L.P.

By: STONEMOR GP LLC, its general partner

By:
Name:
Title:

STONEMOR OPERATING LLC

By:
Name:
Title: